As filed with the Securities and Exchange Commission on September 19, 2007

Registration No. 333-122167

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4085264
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

Building 2020

Cambourne Business Park

Cambridge CB23 6DW, United Kingdom

+44 (0) 1954 713600

(Address of principal executive offices)

CDT Acquisition Corp Amended and Restated Stock Incentive Plan

Cambridge Display Technology, Inc. 2004 Stock Incentive Plan

(Full title of the plans)

Hilary Charles

Corporate Secretary

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

Building 2020

Cambourne Business Park

Cambridge CB23 6DW, United Kingdom

+44 (0) 1954 713600

(Name, address and telephone number of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the registration statement on Form S-8, File No. 333-122167 (the “Registration Statement”), which was originally filed on January 20, 2005, is being filed to terminate the Registration Statement and deregister unsold shares of common stock of the registrant, Cambridge Display Technology, Inc. to be offered under the CDT Acquisition Corp Amended and Restated Stock Incentive Plan and the Cambridge Display Technology, Inc. 2004 Stock Incentive Plan (collectively, the “Plans”). The Registration Statement registered 1,589,752 shares of the registrant’s common stock issuable pursuant to the Plans.

On September 19, 2007, pursuant to that certain agreement and plan of merger, dated as of July 31, 2007, the registrant became a wholly-owned subsidiary of Sumitomo Chemical Co., Ltd. (the “Merger”) and shares of the registrant’s common stock ceased to be quoted on the Nasdaq Global Market and were deregistered under the Securities Exchange Act of 1934. On September 19, 2007, the registrant also filed a certification and notice of termination on Form 15 with respect to the registrant’s common stock. As a result of the Merger, the registrant has terminated the Plans and all offerings of its common stock under its existing registration statements (including the Registration Statement).

Accordingly, pursuant to the registrant’s undertaking in Item 9 of the Registration Statement, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the effectiveness of this Post-Effective Amendment, all shares of common stock registered under the Registration Statement that were not sold prior to the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 19, 2007.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

By	/s/ Michael Black
Michael Black
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Fyfe David Fyfe	Chief Executive Officer (Principal Executive Officer)	September 19, 2007

/s/ Michael Black Michael Black	Chief Financial Officer (Principal Financial Officer)	September 19, 2007

/s/ Ikuzo Ogawa Ikuzo Ogawa	Director	September 19, 2007

/s/ Toshiyuki Yoshino Toshiyuki Yoshino	Director	September 19, 2007